EXHIBIT 99.1

Schlumberger to Sell SchlumbergerSema Businesses

Strengthens Focus on Oilfield Services and Exploration & Production Process

and Information Solutions

NEW YORK (PARIS), September 22, 2003 – Schlumberger Limited (NYSE:SLB) announced today the signing of a binding agreement with Atos Origin for the sale of the majority of SchlumbergerSema businesses.

The transaction proceeds would amount to approximately $1.5 billion consisting of €400 million in cash and a fixed number of 19.3 million of Atos Origin common shares that represent approximately 29% of the common shares outstanding of Atos Origin. Subsequent to closing, Schlumberger expects to reduce its ownership in Atos Origin to 19% following which Schlumberger intends to account for this investment under the cost method. The closing, which is expected in January 2004, is subject to Atos Origin shareholder approval, customary regulatory approvals, the employee information and consultation process, and other conditions. Using the Atos Origin stock price and US dollar Euro exchange rate as of Friday, September 19th, Schlumberger expects no impairment charge to earnings for the third quarter as a result of this transaction, though facts and market conditions could alter this conclusion for this quarter and future reporting periods.

Commenting on this transaction, Andrew Gould, Chairman and Chief Executive Officer, said:

“The future for Schlumberger services to the upstream oil and gas industry is exceptionally bright as the world adds new supply capacity to meet demand and replace production from aging hydrocarbon reservoirs. Key amongst the techniques required to enhance hydrocarbon recovery will be the information technologies that enable real-time reservoir description, monitoring and management.

Schlumberger has the fundamental IT knowledge needed and will address these opportunities through the expanded Schlumberger Information Solutions operating unit that is part of Schlumberger Oilfield Services. The activities of this unit include technical consulting, information management and Exploration & Production (E&P) software augmented by E&P business process optimization together with secure worldwide network connectivity from sub-surface to desktop.”

Gould further stated:

“The global IT services industry is going through an important phase of consolidation and the combination of the SchlumbergerSema IT businesses with Atos Origin will create a leading European IT Services company with broad presence and competence across the world.

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Schlumberger to Sell SchlumbergerSema Businesses, page 2

Schlumberger will retain a number of specific SchlumbergerSema businesses that include Business Continuity, Infodata – a Swedish database company – and all software products related to the SchlumbergerSema telecommunications activity. These, together with smart cards, point-of-sale terminals, payment systems, eCity terminals and payphones are being considered for divestiture or IPO.”

Schlumberger Limited also announced charges to be taken in the third quarter.

As previously announced, the company will record the second and final after-tax charge of $86 million, which includes premium, issuing and tender costs related to extinguishment of European debt.

In the light of current and expected future business conditions in the seismic sector, the company has undertaken and completed an impairment review of the WesternGeco multiclient library. As a result, WesternGeco will record a pre-tax charge of $398 million. Schlumberger will recognize an after-tax and minority interest charge of $205 million in the third quarter. Approximately 70% of the charge relates to North American surveys.

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Schlumberger will hold a conference call to discuss the above announcement on Monday, September 22, 2003, at 9:00 am New York City time (2:00 pm London time/3:00 pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1059 (toll-free) for North America, or +1-612-332-0107 from outside North America, approximately 15 minutes prior to the scheduled start time, and ask for the ‘Schlumberger Conference Call’. A replay will be available through September 29, 2003 by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside North America, and providing the access code 699212.

The conference call will also be simultaneously webcast at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through September 29, 2003.

Note:

Supplemental information in the form of a question and answer document on this press release is available at www.slb.com/ir.

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Schlumberger to Sell SchlumbergerSema Businesses, page 3

For further information, please contact:

Doug Pferdehirt

Vice President of Communications and Investor Relations

Paulo Loureiro

Investor Relations Manager

Tel: +1-212-350-9432

email: ir-nam@slb.com

Stephen Whittaker

Director of Communications

Tel: +33 1 4062 1187

About Schlumberger

Schlumberger is a global oilfield and information services company with major activity in the energy industry. The company employs 78,000 people of more than 140 nationalities working in 100 countries and comprises three primary business segments. Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry. WesternGeco, jointly owned with Baker Hughes, is the world’s largest and most advanced surface seismic company. SchlumbergerSema is a leading supplier of IT consulting, systems integration, and network and infrastructure services. In 2002, Schlumberger operating revenue was $13.2 billion. For more information, visit www.slb.com.

About Atos Origin

Atos Origin is an international information technology services provider. Its business is turning client vision into results through the application of consulting, systems integration and managed operations, including outsourcing and on-line services. In August 2002, Atos Origin acquired KPMG Consulting in the UK and The Netherlands, trading as Atos KPMG Consulting. The company generates annual revenues of EUR 3 billion and employs 28,000 staff in 30 countries. The Group’s client list includes major companies such as ABN AMRO, Akzo-Nobel, Alstom, BNP Paribas, BP, Euronext, Fiat, ICI, ING, KPN, Lucent, Philips, Renault, Royal Bank of Scotland, Saudi Aramco, Shell, UBS Warburg, Unilever, Vivendi Universal, Vodafone and Wolters Kluwer. For more information, please visit the company’s web site at www.atosorigin.com.